Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto, the “Schedule 13D”) relating to the common stock, $0.0001 par value per share, of SmartKem, Inc., which may be deemed necessary pursuant to Regulation 13D or 13G promulgated under the Exchange Act.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13D, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13D, filed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the 5th day of March, 2021.

ENTREPRENEURS FUND GENERAL PARTNER LIMITED.

/s/ Paul Bradshaw
Name: Paul Bradshaw
Title: Director

/s/ Colin Dow
Name: Colin Dow
Title: Director

ENTREPRENEURS FUND LP

BY: ENTREPRENEURS FUND GENERAL PARTNER LIMITED., ITS GENERAL PARTNER

/s/ Paul Bradshaw
Name: Paul Bradshaw
Title: Director

/s/ Colin Dow
Name: Colin Dow
Title: Director

Schedule I

DIRECTORS AND EXECUTIVE OFFICERS OF

ENTREPRENEURS FUND GENERAL PARTNER LIMITED AND ENTREPRENEURS FUND LP

DIRECTORS AND EXECUTIVE OFFICERS OF ENTREPRENEURS FUND GENERAL PARTNER LIMITED

The name, function, and present principal occupation or employment of each of the directors and executive officers of Entrepreneurs Fund General Partner Limited are set forth below. Unless otherwise indicated below, (i) each occupation set forth opposite an individual’s name refers to employment with Entrepreneurs Fund General Partner Limited, (ii) the business address of each director and executive officer of Entrepreneurs Fund General Partner Limited is 2nd Floor, Windward House, La Route, de la Liberation, St. Helier, Jersey, Channel Islands JE2 3BQ.

Name	Relationship to Entrepreneurs Fund General Partner Limited	Present Principal Occupation
Paul Bradshaw	Director	Director of Entrepreneurs Fund General Partner Limited
Colin Dow	Director	Director of Entrepreneurs Fund General Partner Limited
John Drury	Director	Director of Entrepreneurs Fund General Partner Limited
John Hammill	Director	Director of Entrepreneurs Fund General Partner Limited
Edwin Niers	Director	Director of Entrepreneurs Fund General Partner Limited

DIRECTORS AND EXECUTIVE OFFICERS OF ENTREPRENEURS FUND LP

The name, function, and present principal occupation or employment of each of the directors and executive officers of Entrepreneurs Fund LP are set forth below. Unless otherwise indicated below, (i) each occupation set forth opposite an individual’s name refers to employment with Entrepreneurs Fund LP, (ii) the business address of each director and executive officer of Entrepreneurs Fund LP is 2nd Floor, Windward House, La Route, de la Liberation, St. Helier, Jersey, Channel Islands JE2 3BQ.

Name	Relationship to Entrepreneurs Fund LP	Present Principal Occupation
N/A	N/A	N/A